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                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                  SCHEDULE 13G

                    UNDER THE SECURITIES EXCHANGE ACT OF 1934
                                (AMENDMENT NO. )*


                               CLARUS CORPORATION
--------------------------------------------------------------------------------
                                (Name of issuer)

                    COMMON STOCK, $.0001 par value per share
--------------------------------------------------------------------------------
                         (Title of class of securities)

                                   182707 10 9
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                                 (CUSIP number)


--------------------------------------------------------------------------------
             (Date of event which requires filing of this statement)

     Check the appropriate box to designate the rule pursuant to which this
Schedule is filed:

       [ ]  Rule 13d-1(b)

       [ ]  Rule 13d-1(c)

       [X]  Rule 13d-1(d)

                       (Continued on the following pages)

                              (Page 1 of 9 pages)

---------------------------
* The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).



POTENTIAL PERSONS WHO ARE TO RESPOND TO THE COLLECTION OF INFORMATION CONTAINED IN THIS FORM ARE NOT REQUIRED TO RESPOND UNLESS THE FORM DISPLAYS A CURRENTLY VALID OMB CONTROL NUMBER.



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----------------------------                            ------------------------
  CUSIP No. 182707 10 9             SCHEDULE 13G         Page 2 of 9 Pages
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1.      NAMES OF REPORTING PERSONS.
        I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY).

        Greylock Limited Partnership
--------------------------------------------------------------------------------
2.      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
                                                                        (a) [ ]
                                                                        (b) [ ]
--------------------------------------------------------------------------------
3.      SEC USE ONLY

--------------------------------------------------------------------------------
4.      CITIZENSHIP OR PLACE OF ORGANIZATION

        Delaware
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                         5.       SOLE VOTING POWER

                                  986,381
 NUMBER OF               -------------------------------------------------------
   SHARES                6.       SHARED VOTING POWER
BENEFICIALLY
  OWNED BY                        0
   EACH                  -------------------------------------------------------
 REPORTING               7.       SOLE DISPOSITIVE POWER
  PERSON
   WITH:                          986,381
                         -------------------------------------------------------
                         8.       SHARED DISPOSITIVE POWER

                                  0
--------------------------------------------------------------------------------
9.      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

        986,381
--------------------------------------------------------------------------------
10.     CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
        (SEE INSTRUCTIONS)
                                                                            [ ]
--------------------------------------------------------------------------------
11.     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
        9.3%
--------------------------------------------------------------------------------
12.     TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

        PN
================================================================================

----------------------------                            ------------------------
  CUSIP No. 182707 10 9             SCHEDULE 13G         Page 3 of 9 Pages
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1.      NAMES OF REPORTING PERSONS.
        I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY).

        Robert P. Henderson
--------------------------------------------------------------------------------
2.      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
                                                                        (a) [ ]
                                                                        (b) [ ]
--------------------------------------------------------------------------------
3.      SEC USE ONLY

--------------------------------------------------------------------------------
4.      CITIZENSHIP OR PLACE OF ORGANIZATION

        United States
--------------------------------------------------------------------------------
                          5.       SOLE VOTING POWER

                                   986,381
 NUMBER OF                ------------------------------------------------------
   SHARES                 6.       SHARED VOTING POWER
BENEFICIALLY
  OWNED BY                         0
   EACH                   ------------------------------------------------------
 REPORTING                7.       SOLE DISPOSITIVE POWER
  PERSON
   WITH:                           0
                          ------------------------------------------------------
                          8.       SHARED DISPOSITIVE POWER

                                   0
--------------------------------------------------------------------------------
9.      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

        986,381
--------------------------------------------------------------------------------
10.     CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
        (SEE INSTRUCTIONS)                                                  [ ]
--------------------------------------------------------------------------------
11.     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
        9.3%
--------------------------------------------------------------------------------
12.     TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

        IN
================================================================================

----------------------------                            ------------------------
  CUSIP No. 182707 10 9             SCHEDULE 13G         Page 4 of 9 Pages
--------------------------------------------------------------------------------
1.      NAMES OF REPORTING PERSONS.
        I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY).

        Henry F. McCance
--------------------------------------------------------------------------------
2.      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
                                                                        (a) [ ]
                                                                        (b) [ ]
--------------------------------------------------------------------------------
3.      SEC USE ONLY

--------------------------------------------------------------------------------
4.      CITIZENSHIP OR PLACE OF ORGANIZATION

        United States
--------------------------------------------------------------------------------
                         5.       SOLE VOTING POWER

                                  986,381
 NUMBER OF               -------------------------------------------------------
   SHARES                6.       SHARED VOTING POWER
BENEFICIALLY
  OWNED BY                        0
   EACH                  -------------------------------------------------------
 REPORTING               7.       SOLE DISPOSITIVE POWER
  PERSON
   WITH:                          0
                         -------------------------------------------------------
                         8.       SHARED DISPOSITIVE POWER

                                  0
--------------------------------------------------------------------------------
9.      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

        986,381
--------------------------------------------------------------------------------
10.     CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
        (SEE INSTRUCTIONS)                                                  [ ]
--------------------------------------------------------------------------------
11.     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
        9.3%
--------------------------------------------------------------------------------
12.     TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

        IN
================================================================================

ITEM 1(a)       NAME OF ISSUER:

                Clarus Corporation

ITEM 1(b)       ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES:

                3950 Johns Creek Court, Suite 100
                Suwanee, GA 30024

ITEM 2(a)       NAME OF PERSON FILING:

                Greylock Limited Partnership ("GLP") and Messrs. Robert P. Henderson and Henry F. McCance, the Co-Managing General Partners of GLP (the "Co-Managing General Partners").

ITEM 2(b)       ADDRESS OF PRINCIPAL BUSINESS OFFICE OR, IF NONE, RESIDENCE:

                The address of the reporting persons is:

                One Federal Street
                Boston, Massachusetts  02110

ITEM 2(c)       CITIZENSHIP:

                GLP is a limited partnership organized under the laws of the State of Delaware. Each of the Co-Managing General Partners is a citizen of the United States.

ITEM 2(d)       TITLE OF CLASS OF SECURITIES:

                Common Stock, par value $.0001 per share (the "Common Stock").

ITEM 2(e)       CUSIP Number:

                182707 10 9

ITEM 3          DESCRIPTION OF PERSON FILING:

                Not applicable.

ITEM 4          OWNERSHIP(1):

                (a)      AMOUNT BENEFICIALLY OWNED:

                         GLP is the record holder of 986,381 shares of Common Stock and may be deemed to beneficially own the 986,381 shares of Common Stock held of record by GLP. Messrs. Henderson and McCance, as Co-

-------------
[FN]
(1) As of December 31, 1998.

                                Page 5 of 9 pages

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                         Managing General Partners of GLP, may be deemed
                         to beneficially own the 986,381 shares of Common Stock held of record by GLP. The filing of this statement shall not be construed as an admission that any of the reporting persons are, for the purpose of
                         Section 13(d) or 13(g) of the Act, the
                         beneficial owners of any securities covered under this statement.

                (b)      PERCENT OF CLASS:

                         GLP:                               9.3%
                         Mr. McCance:                       9.3%
                         Mr. Henderson:                     9.3%

                (c)      NUMBER OF SHARES AS TO WHICH THE PERSON HAS:

                         (i) sole voting power; (ii) shared voting power; (iii) sole dispositive power; (iv) shared dispositive power:

                         GLP may be deemed to have sole power to vote and dispose of 986,381 shares of Common Stock. Messrs. Henderson and McCance, as Co-Managing General Partners of GLP, may be deemed to have sole power to vote 986,381 shares of Common Stock.

ITEM 5          OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS:

                Not applicable.

ITEM 6          OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON:

                Not applicable.

ITEM 7 IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING
                COMPANY:

                Not applicable.

ITEM 8          IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP:

                Not applicable.

ITEM 9          NOTICE OF DISSOLUTION OF GROUP:

                Not applicable.

ITEM 10         CERTIFICATION:

                Not applicable.


                                Page 6 of 9 pages

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                                    SIGNATURE


     After reasonable inquiry and to the best of the knowledge and belief of each of the undersigned, each of the undersigned hereby certifies that the information set forth in this statement is true, complete and correct.


DATED:  February 11, 1999


                                          GREYLOCK LIMITED PARTNERSHIP


                                          By: /s/ Henry F. McCance
                                             -----------------------------------
                                             Henry F. McCance
                                             Co-Managing General Partner

                                           /s/ Henry F. McCance
                                          --------------------------------------
                                          Henry F. McCance


                                                           *
                                          --------------------------------------
                                          Robert P. Henderson


                                          *By: /s/ Henry F. McCance
                                              ----------------------------------
                                              Henry F. McCance
                                              Attorney-in-fact



     This Schedule 13G was executed by Henry F. McCance pursuant to Powers of Attorney filed with the Security and Exchange Commission on February 14, 1994 in connection with a Schedule 13G for Avid Technology, Inc., copies of which are attached hereto as Exhibit 2, which Powers of Attorney are incorporated herein by reference.


                               Page 7 of 9 pages